Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIBERTY SIRIUS XM HOLDINGS INC.

Liberty Sirius XM Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.            The name of the corporation is Liberty Sirius XM Holdings Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 4, 2023 (the “Original Certificate”);

2.            This Amended and Restated Certificate of Incorporation (as so amended and restated, the “Certificate of Incorporation”), which restates and further amends the provisions of the Original Certificate, was duly adopted by the Board of Directors and by the sole stockholder of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”); and

3.            The Certificate of Incorporation of the Corporation is hereby amended and restated, effective as of 4:01 p.m. New York time on September 9, 2024, to read in its entirety as follows:

FIRST: The name of the corporation is Liberty Sirius XM Holdings Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: (1) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 905,000,000 shares, consisting of (1) 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (2) 900,000,000 shares of common stock, par value $0.001 per share (“Common Stock”).

Upon this Certificate of Incorporation becoming effective pursuant to the DGCL (the “Effective Time”), each one (1) share of Common Stock that is issued and outstanding immediately prior to the Effective Time is and shall automatically be subdivided and reclassified into the number of shares of fully paid, nonassessable shares of Common Stock as shall equal the quotient of (i) the sum of (a) the product of the number of shares of Series A Liberty SiriusXM common stock of Liberty Media Corporation, a Delaware corporation (“Liberty Media”), par value $0.01 per share (“LSXMA”), issued and outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined in the Reorganization Agreement, dated as of December 11, 2023 (the “Reorganization Agreement,” as amended from time to time, a copy of which shall be filed with the books and records of the Corporation and will be furnished by the Corporation, on request and without cost, to any stockholder of the Corporation), by and among the Corporation, Liberty Media and Sirius XM Holdings Inc., a Delaware corporation (“SiriusXM”)), rounded up to the nearest whole number, (b) the product of the number of shares of Liberty Media’s Series B Liberty SiriusXM common stock, par value $0.01 per share (“LSXMB”), issued and outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number, and (c) the product of the number of shares of Liberty Media’s Series C Liberty SiriusXM common stock, par value $0.01 per share (“LSXMK”), issued and outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number, divided by (ii) the number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (such subdivision and reclassification, the “Reclassification”), in each case without any action by the holder thereof. The exact number of shares of LSXMA, LSXMB and LSXMK issued and outstanding immediately prior to the Effective Time and the exact Exchange Ratio will be determined by the Board of Directors of the Corporation (the “Board of Directors”) (or a committee thereof) prior to the Effective Time and will be set forth on a statement on file with the Secretary of the Corporation at the Effective Time, a copy of which will be furnished by the Corporation, on request and without cost, to any stockholder of the Corporation. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reclassification.

(2)            The Board of Directors is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers) (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, by resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

(3)            Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or as otherwise provided in this Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock), the holders of the Common Stock shall exclusively possess all voting power.

FIFTH: The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

SIXTH: No preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation.

SEVENTH: (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The directors need not be elected by ballot unless required by the bylaws of the Corporation (as may be amended from time to time, the “Bylaws”).

(2)            Except as otherwise provided for or fixed pursuant to the provisions of Article FOURTH or any certificate of designation with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors.

(3)            The directors of the Corporation at the Merger Effective Time (as defined in the Merger Agreement (as defined below)) shall be as provided in the Agreement and Plan of Merger, dated as of December 11, 2023 (the “Merger Agreement,” as amended from time to time, a copy of which shall be filed with the books and records of the Corporation and will be furnished by the Corporation, on request and without cost, to any stockholder of the Corporation), by and among the Corporation, Liberty Media, Radio Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Corporation, and SiriusXM. Except as otherwise fixed by or pursuant to the provisions of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to separately elect additional directors, which additional directors are not required to be classified pursuant to the terms of such series of Preferred Stock (the “Preferred Stock Directors”), (i) at the Effective Time and until immediately prior to the Merger Effective Time, the directors of the Corporation shall be of one class, and (ii) at the Merger Effective Time and until the third annual meeting of stockholders held after the Merger Effective Time, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Each class will consist, as nearly as may be possible, of a number of directors equal to one-third (1/3) of the total number of directors constituting the entire Board of Directors (other than any Preferred Stock Directors). Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders held after the Merger Effective Time. Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders held after the Merger Effective Time. Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders held after the Merger Effective Time. At each annual meeting of stockholders held after the Merger Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected in accordance with this Article SEVENTH for a term expiring at the next succeeding annual meeting of stockholders and until the election and qualification of their respective successors. Commencing with the third annual meeting of stockholders held after the Merger Effective Time, the Board of Directors shall no longer be classified pursuant to Section 141(d) of the DGCL and the directors shall cease to be divided into three classes. If the number of directors is changed, any increase or decrease shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly-created directorship resulting from an increase in such class shall hold office in accordance with this Article SEVENTH, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class. At all times prior to the third annual meeting of stockholders held after the Merger Effective Date, directors serving in classes may be removed only for cause and only by the affirmative vote of the holders of a majority in voting power of all then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

(4)            Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. In addition to any vote of the holders of any class or series of capital stock of the Corporation required by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of all classes of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to such reservation. In addition to any vote required by applicable law or this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), the amendment, alteration, change or repeal, in whole or in part, of, or the adoption of any provision inconsistent with, the following provisions in this Certificate of Incorporation shall require the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of all classes of stock of the Corporation entitled to vote thereon, voting together as a single class: Article SIXTH, Article SEVENTH, Article EIGHTH, this Article NINTH, Article ELEVENTH, Article TWELFTH, Article THIRTEENTH, Article FOURTEENTH and Article FIFTEENTH.

TENTH: The Corporation is to have perpetual existence.

ELEVENTH: (1) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be held personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer owed to the Corporation or its stockholders. If the DGCL is amended after the approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(2)            The Corporation shall indemnify, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) incurred by such person. The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. Notwithstanding the foregoing, the Corporation shall be required to indemnify or make advances to a person in connection with an action, suit or proceeding (or part thereof) initiated by such person only if the action, suit or proceeding (or part thereof) was authorized by the Board of Directors or committee thereof. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(3)            Neither amendment nor repeal of this Article ELEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws or of any statute inconsistent with this Article ELEVENTH, shall eliminate or reduce the effect of this Article ELEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of any inconsistent provision.

TWELFTH: (1) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if and to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Preferred Stock.

(2)            Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors.

THIRTEENTH: To the fullest extent permitted by law, to the extent any contract entered into by the Corporation confers third-party beneficiary status upon stockholders of the corporation, such contract may provide that the Corporation or its designees are the agents of the stockholders with exclusive rights to enforce their rights thereunder, and the Corporation shall be entitled to retain any amounts received as a result of such enforcement, whether through judgment, settlement or otherwise.

FOURTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if such court does not have subject matter jurisdiction another state or federal court (as appropriate) located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any current or former director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (each, as in effect from time to time) or any provision thereof, (v) any action asserting a claim governed by the internal affairs doctrine, or (vi) any action or proceeding asserting an “internal corporate claim” as defined in Section 115 of the DGCL, in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section FOURTEENTH.

FIFTEENTH: The Corporation expressly elects to be governed by Section 203 of the DGCL.

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IN WITNESS WHEREOF, Liberty Sirius XM Holdings Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 9th day of September, 2024.

LIBERTY SIRIUS XM HOLDINGS INC.

By:	/s/ Renee L. Wilm
Name:	Renee L. Wilm
Title:	Chief Legal Officer and Chief Administrative Officer

[Signature page to Liberty Sirius XM Holdings Inc. Certificate of Incorporation]